Exhibit 10.2

Navient Corporation

Change in Control Severance Plan for Senior Officers

Effective May 1, 2014

ARTICLE 1

NAME, PURPOSE AND EFFECTIVE DATE

1.01. Name and Purpose of Plan. The name of this plan is the Navient Corporation Change in Control Severance Plan for Senior Officers (the “Plan”). The purpose of the Plan is to provide compensation and benefits to certain senior level officers of Navient Corporation (the “Corporation”) and its affiliates upon certain change in control events of the Corporation.

1.02. Effective Date. The effective date of the Plan is May 1, 2014. The compensation and benefits payable under this Plan are payable upon Change in Control events that occur after the effective date of this Plan.

1.03. ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

ARTICLE 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.01. “Base Salary” means the greater of the annual base rate of compensation payable to an Eligible Officer at the time of (a) a Change in Control or (b) a Termination Date, such annual base rate of compensation not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Corporation, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, payments from a nonqualified deferred compensation plan maintained by the Corporation, or amounts paid on account of the exercise of stock options or on account of the award or vesting of restricted or performance stock or other stock-based compensation.

2.02. “Board of Directors” means the Board of Directors of Navient Corporation.

2.03. “Bonus” means the greater of: (a) the average of the annual bonuses earned under the Navient Corporation 2014 Omnibus Incentive Plan or any successor plan for the two-year period prior to a Change in Control or (b) the average of the annual bonuses earned under the Navient Corporation 2014 Omnibus Incentive Plan or any successor plan, including a comparable annual incentive plan of a Successor Corporation, for the two-year period prior to the Eligible Officer’s Termination Date, except that with regard to an Eligible Officer with no bonus payment history, “Bonus” means such Eligible Officer’s target bonus multiplied by the percentage that results from dividing the two-year average of actual bonuses paid to officers at the same level as the Newly Hired Officer by the two-year average of the target bonuses set for officers at the same level as the Newly Hired Officer, and with regard to an Eligible Officer with one year of bonus history, such Eligible Officer’s “Bonus” means the average of 1) his or her actual bonus and 2) his or her target bonus multiplied by the percentage that results from dividing the average of actual bonuses paid to officers at the same level as the Newly Hired Officer by the average of the target bonuses set for officers at the same level as the Newly Hired Officer. An Eligible Officer who was employed by SLM Corporation or its affiliates on April 30, 2014, and who has been continuously employed by the Corporation or its affiliates from and after April 30, 2014, shall have his service as an employee of SLM Corporation or its affiliates, and any annual bonuses earned during that period of service, included for purposes of this Section 2.03.

2.04. “Equity Acceleration Change in Control” means an occurrence of any of the following events: (a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than an employee benefit plan of the Corporation, immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities; (b) the closing of a merger, consolidation or reorganization involving the Corporation and the entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) does not assume the Navient Corporation 2014 Omnibus Incentive Plan; (c) the closing of a merger, consolidation or reorganization involving the Corporation and the Surviving Corporation assumes the Navient Corporation 2014 Omnibus Incentive Plan but, either (I) the stockholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (II) less than a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Corporation immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization; (d) the filing of a certificate of dissolution with the Secretary of State of the State of Delaware to effect a dissolution of the Corporation or the filing of a petition for relief under the United States Bankruptcy Code; or (e) such other events as the Board of Directors or a Committee of the Board of Directors from time to time may specify.

2.05. “Cash Acceleration Change in Control” means the occurrence of any one of the events constituting an Equity Acceleration Change in Control as defined above, or the sale of all or substantially all of the assets of the Corporation.

2.06. “For Cause” means a determination by the Committee (as defined herein) that there has been a willful and continuing failure of an Eligible Officer to perform substantially his duties and responsibilities (other than as a result of Eligible Officer’s death or Disability) and, if in the judgment of the Committee such willful and continuing failure may be cured by an Eligible Officer, that such failure has not been cured by an Eligible Officer within ten (10) business days after written notice of such was given to Eligible Officer by the Committee, or that Eligible Officer has committed an act of Misconduct (as defined below). For purposes of this Plan, “Misconduct” shall mean: (a) embezzlement, fraud, conviction of a felony crime, pleading guilty or nolo contender to a felony crime, or breach of fiduciary duty or deliberate disregard of the Corporation’s Code of Business Code; (b) personal dishonesty of Eligible Officer materially injurious to the Corporation; (c) an unauthorized disclosure of any Proprietary Information; or (d) competing with the Corporation while employed by the Corporation or during the Restricted Period, in contravention of the non-competition and non-solicitation agreements substantially in the form provided in Exhibit A upon termination of employment.

2.07. “Termination of Employment For Good Reason” means an Eligible Officer’s decision to resign from his employment due to (a) a material reduction in the position or responsibilities of Eligible Officer; (b) a reduction in Eligible Officer’s Base Salary or a material reduction in Eligible Officer’s compensation arrangements or benefits, (provided that variability in the value of stock-based compensation or in the compensation provided under the Navient Corporation 2014 Omnibus Incentive Plan or a successor plan shall not be deemed to cause a material reduction in compensation); or (c) a relocation of the Eligible Officer’s primary work location to a distance of more than seventy-five (75) miles from its location as of the date of this Plan without the consent of Eligible Officer, unless such relocation results in the Eligible Officer’s primary work location being closer to Eligible Officer’s then primary residence or does not substantially increase the average commuting time of Eligible Officer.

2.08. “Termination Date” has the following meaning. For purposes of a “Termination by Eligible Officer For Good Reason,” Termination Date means the date that the Eligible Officer submits his written notice of resignation to the Corporation; provided, however, that if the decision to resign is due to clause (a) of the definition of “Termination by Eligible Officer For Good Reason,” the Termination Date means the date that is six months following the date that the Eligible Officer submits his written notice of resignation to the Corporation. For purposes of a “Termination of Employment by Corporation Without Cause,” Termination Date means the date the Corporation delivers written notice of termination to the Eligible Officer.

2.09. “Termination of Eligible Officer’s Employment Without Cause” means termination of an Eligible Officer’s employment by the Corporation for any reason other than “For Cause” or on account of death or disability, as defined in the Corporation’s long-term disability policy in effect at the time of termination (“Disability”).

ARTICLE 3

ELIGIBILITY AND BENEFITS

3.01. Eligible Officers. Officers of Navient Corporation and its wholly-owned subsidiaries with the corporate title of Senior Vice President or above are eligible for benefits under this Plan (the “Eligible Officers”). In addition, an Eligible Officer shall not be entitled to receive benefits more than once under this Plan as a result of holding titles with multiple entities with the Corporation and the group of companies under common control with the Corporation.

3.02. Limitation on Single Trigger Change-in-Control Benefits. In the event of a Change of Control Transaction involving a merger, consolidation or reorganization and in which the Corporation is not the Surviving Corporation, if the terms of such transaction do not provide for the Surviving Corporation to adopt and assume a Participant’s Awards under the Plan (with any appropriate adjustment to the number and type of shares subject to such Awards), the Award shall become 100% vested and (if applicable) exercisable and shall be settled and (if applicable) exercised in full as of the time immediately prior to the consummation of such Change of Control Transaction.

3.03. Double Trigger Change-in-Control Benefits. An Eligible Officer shall be entitled to receive a severance payment (the “Severance Payment”) and continuation of medical and dental insurance benefits if within the first 24-month period after the occurrence of a Cash Acceleration Change in Control, either: (I) the Eligible Officer gives written notice of his Termination of Employment for Good Reason, provided that if such notice is on account of a decision to resign due to clause (a) of the definition of “Termination by Eligible Officer For Good Reason,” such Eligible Officer continues his employment for a 6-month period following the delivery of such notice or (II) upon a Termination of Eligible Officer’s Employment Without Cause.

(a) The amount of the Severance Payment shall equal two times the sum of the Eligible Officer’s Base Salary and Bonus plus a cash payment equal to the Eligible Officer’s target annual bonus amount for the year in which the Termination Date occurs, such target bonus amount to be prorated for the full number of months in the final year that the Eligible Officer was employed by the Corporation. The Severance Payment shall be made to the Eligible Officer in a single lump sum cash payment following the date that the Eligible Officer becomes entitled to a Severance Payment but in no event later than seventy-five calendar days from the Termination Date if intended to be exempt from the requirements of Section 409A of the Code.

(b) For 24 months following the Eligible Officer’s Termination Date, the Eligible Officer and his eligible dependents or survivors shall be entitled to continue to participate in any medical, dental and vision insurance plans generally available to the senior management of the Corporation, as such plans may be in effect from time to time on the terms generally applied to actively employed senior management of the Corporation, including any Eligible Officer cost-sharing provision; provided that if the Corporation determines it cannot provide such continued coverage without potentially violating applicable law, the Corporation shall in lieu thereof provide to the Eligible Officer a taxable monthly payment in an amount equal to the portion of the monthly premium that the Corporation would otherwise be required to pay under this Section 3.03(b) to continue the Eligible Officer’s coverage by such medical, dental and vision benefit plans (based on the premium for the first month of coverage following the Eligible Officer’s Termination Date), which payment will commence in the month following the month in which the Eligible Officer’s Termination Date occurs and end on the final day of the applicable continuation period described in this Section 3.03(b). An Eligible Officer shall cease to be covered under the foregoing medical, dental and/or vision insurance plans if he becomes eligible to obtain coverage under medical, dental and/or vision insurance plans of a subsequent employer.

(c) All payments and benefits provided under this Section 3.03 are conditioned on the Eligible Officer’s continuing compliance with this Plan and the Eligible Officer’s execution (and effectiveness) of a release of claims and covenant not to sue and non-competition and non-solicitation agreements substantially in the form provided in Exhibit A upon termination of employment.

3.04. Tax Effect of Payments. (a) No Excise Tax Gross-Up. In the event it is determined that any compensation by or benefit from the Corporation to the Eligible Officer or for the Eligible Officer’s benefit, whether pursuant to the terms of this Plan or otherwise (“Total Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) would be subject to taxes of any state, local or federal taxing authority that would not have been imposed but for a change of control, including any excise tax under Section 4999 of the Code, and any successor or comparable provision (“Excise Tax”), then the Eligible Officer’s benefits under this Plan or otherwise shall be either (x) delivered in full or (y) delivered as to such lesser extent which would result in no portion of the Total Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of the Total Payments may be taxable under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 3.04(a), such payments and benefits shall be reduced such that the reduction of after-tax compensation to be provided to the Eligible Officer as a result of this Section 3.04(a) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. In addition, the Company may in its discretion, include in the lesser benefits paid under (y) above, a reasonable cushion amount to take into account that the final value of the benefits delivered to the Executive Officer could be determined at a later point in time. Each Eligible Officer shall cooperate fully with the Company to determine the benefits applicable under this Section.

(b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Corporation most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations, both to the Corporation and to the Eligible Officer promptly following the Eligible Officer’s Termination Date, if applicable, or such earlier time as is requested by the Corporation. Any Determination by the Auditors shall be binding upon the Corporation and the Eligible Officer, absent a binding determination by a governmental taxing authority that a greater or lesser amount of taxes is payable by the Eligible Officer. The Corporation shall pay the fees and costs of the Auditors. If the Auditors do not agree to perform the tasks contemplated by this Section 3, then the Corporation shall promptly select another qualified accounting firm to perform such tasks.

3.05. Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Officer who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (x) the date that is six months following the Termination Date or (y) the date of the Eligible Officer’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Code or any successor or comparable provision) (such date is referred to herein as the “Distribution Date”). In the event that the Committee determines that the commencement of any of the benefits or payments to be provided under Section 3.03(b) are to be delayed pursuant to the preceding sentence, the Corporation shall require the Eligible Officer to bear the full cost of such benefits until the Distribution Date at which time the Corporation shall reimburse the Designated Employee for all such costs.

ARTICLE 4

COMMITTEE

4.01. Committee. The Plan shall be administered by the Employee Benefits Fiduciary Committee, appointed by and serving at the pleasure of the Board of Directors serving at the pleasure of the Board of Directors and consisting of at least three (3) officers of the Corporation (the “Committee”).

4.02. Powers. The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder, shall be binding on all persons for all purposes. The Committee shall provide for the keeping of detailed, written minutes of its actions. The Committee, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:

(i) allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;

(ii) designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;

(iii) establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;

(iv) designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and

(v) employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.

4.03. Action by Majority. The majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.

ARTICLE 5

CLAIM FOR BENEFITS UNDER THIS PLAN

5.01. Claims for Benefits under this Plan. A condition precedent to receipt of severance benefits is the execution of an unaltered release of claims in form and substance prescribed by the Corporation. If an Eligible Officer believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee shall within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) shall be in writing, (2) shall be written in a manner calculated to be understood by the individual, and (3) shall contain (a) the reasons for the denial, including specific reference to those plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal. The Committee shall have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim shall be deemed denied and the claimant shall be permitted to exercise his rights to review pursuant to Sections 5.02 and 5.03.

5.02. Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.

5.03. Disposition of Claim. The Committee shall deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period shall be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-

day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under section 502(a) of ERISA.

5.04. Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction. No lawsuit shall be brought against the Plan, the Committee or the Corporation after 60 days from receipt of the final decision on a claim appeal.

ARTICLE 6

MISCELLANEOUS

6.01. Successors. (a) Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets shall be obligated under this Plan in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession.

(b) This Plan and all rights of the Eligible Officer hereunder shall inure to the benefit of, and be enforceable by, the Eligible Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.02. Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

6.03. Facility of Payment. If it shall be found that (a) an Eligible Officer entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefore, and (b) another person or an institution is then maintaining or has custody of such Eligible Officer, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release shall be a valid and complete discharge for the payment.

6.04. Notice of Address. Each Eligible Officer entitled to benefits under the Plan must file with the Corporation, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Officer at such address shall be deemed sufficient for all purposes of the Plan, and there shall be no obligation on the part of the Corporation to search for or to ascertain the location of such Eligible Officer.

6.05. Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.

6.06. Choice of Law. The Plan shall be construed, regulated and administered under the laws of the State of Delaware (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.

6.07. Construction. Whenever used herein, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and vice versa in all cases where the context requires.

6.08. Termination; Amendment; Waiver. (a) Prior to the occurrence of either an Equity Acceleration Change in Control or a Cash Acceleration Change in Control, the Board of Directors, or a delegated Committee of the Board, may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan shall not affect any obligation of the Corporation under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until an Equity Acceleration Change in Control and/or a Cash Acceleration Change in Control shall have occurred, an Eligible Officer shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.

(b) From and after the occurrence of either an Equity Acceleration Change in Control or a Cash Acceleration Change in Control, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Officer and by an authorized officer of the Corporation (other than the Eligible Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notwithstanding anything herein to the contrary, the Board of Directors may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to an Equity Acceleration Change in Control and/or Cash Acceleration Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.

6.09. Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Officer and the Corporation pertaining to the subject matter thereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

6.10. Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes required to be withheld by law.

6.11. No Assignment. The rights of an Eligible Officer to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.11 shall be void.